Exhibit 10.83

STOCK APPRECIATION RIGHTS CERTIFICATE

Non-transferable

GRANT TO

[NAME OF GRANTEE]

(“Grantee”)

by HomeBanc Corp. (the “Company”) of

Stock Appreciation Rights with respect to

[NUMBER OF SARs]

shares of its common stock, $0.01 par value (the “SARs”)

having a base value of $7.50 per share (the “Base Value”)

pursuant to and subject to the provisions of the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on page 2 hereof. By accepting the SARs, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan.

Unless vesting is accelerated in accordance with the Plan or in the discretion of the Committee, the SARs shall vest (become exercisable) in accordance with the following schedule:

Continued Employment after Grant Date	Percent of SAR Shares Vested
Less than 1 Year	0%
1 Year	25%
2 Years	50%
3 Years	75%
4 Years	100%

IN WITNESS WHEREOF, HomeBanc Corp. has caused this Certificate to be executed as of the Grant Date, as indicated below.

HOMEBANC CORP.

By:
Its:	Authorized Officer

Grant Date: , 2005

TERMS AND CONDITIONS

1. Grant of SARs. HomeBanc Corp. (the “Company”) hereby grants to the Grantee named on page 1 hereof (“Grantee”), under the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”) and on the terms and on conditions set forth in this award certificate (this “Certificate”), stock appreciation rights with respect to the number of shares of Stock indicated on page 1 hereof at the Base Value per share set forth on page 1 hereof (the “SARs”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Base Value and Benefit. The Base Value of each SAR is equal to the Fair Market Value of a share of Stock on the Grant Date. Each SAR entitles Grantee to receive from the Company upon the exercise of the SAR an amount, payable in shares of Stock, equal to the excess, if any, of (a) the Fair Market Value of one share of Stock on the date of exercise, over (b) the Base Value per share.

3. Vesting of SARs. The SARs shall vest (become exercisable) in accordance with the schedule shown on page 1 of this Certificate. Notwithstanding the vesting schedule, (i) if Grantee’s employment terminates by reason of his or her death, Disability or Retirement at any time, or (ii) if grantee’s employment is terminated by the Company without Cause within two years following a Change of Control, the SARs shall become fully vested and exercisable as of such date of termination.

4. Term of SARs and Limitations on Right to Exercise. The term of the SARs is a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the SARs will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a) three months after the termination of the Grantee’s employment with the Company for any reason other than by reason of the Grantee’s death, Disability or Retirement;

(b) twelve months after the date of the termination of the Grantee’s employment with the Company by reason of Disability or Retirement;

(c) twelve months after the date of the Grantee’s death, if the Grantee dies while employed with the Company, or during the 3-month period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the SARs otherwise lapse. Upon the Grantee’s death, the SARs may be exercised by the Grantee’s beneficiary designated pursuant to the Plan.

The Committee may, prior to the lapse of the SARs under the circumstances described in paragraphs (a), (b), or (c) above, extend the time to exercise the SARs. If the Grantee or his or her beneficiary exercises a SAR after termination of employment, the SARs may be exercised only with respect to the shares that were otherwise vested as of such termination.

5. Dividend Equivalents. No dividend equivalent rights shall attach to the SARs granted hereby.

6. Exercise of SAR. The value due upon exercise of the SARs is calculated as follows: (a) the number of SARs being exercised, times the excess, if any, of (i) the Fair Market Value of one share of Stock on the date of exercise, over (ii) the Base Value of the SAR, plus (b) the value of the accumulated RSUs (based on the Fair Market Value of the Stock at the time of exercise), The SARs shall not be exercisable if the value derived from the above formula is zero or less. Provided such value is more than zero, the SARs shall be exercised by written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time. If the person exercising a SAR is not Grantee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the SAR.

7. Limitation of Rights. The SARs do not confer to Grantee or Grantee’s beneficiary any rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the exercise of the SARs. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employment of the Company or any affiliate.

8. Withholding. The Company or any employer affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the SARs. The withholding requirement may be satisfied, in whole or in part, at the election of the Secretary, by withholding from the SAR shares of Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes.

9. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

10. Severability. If any one or more of the provisions contained in this Certificate is deemed invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

11. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to: HomeBanc Corp., 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319; Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.